      EXHIBIT 23.6

CONSENT OF

DEUTSCHE BANK SECURITIES INC.
(formerly Deutsche Banc Alex. Brown Inc.)

July 9, 2002

Board of Directors

EchoStar Communications Corporation
5701 S. Santa Fe Drive
Littleton, CO 80120

Members of the Board of Directors:

      We hereby consent to the inclusion of our opinion letter, dated October 28, 2001, to the Board of Directors of EchoStar Communications Corporation as Appendix C to the Consent Solicitation Statement/ Information Statement/ Prospectus which forms a part of the Registration Statement on Form S-4 filed by HEC Holdings, Inc., and to references to our firm and such opinion made therein under the captions entitled “Summary— Recommendation of the EchoStar Board of Directors,” “The Transactions— EchoStar Background and Considerations— EchoStar’s Development of the Hughes/ EchoStar Merger,” “The Transactions— EchoStar Background and Considerations— EchoStar’s Reasons for the Hughes/ EchoStar Merger,” and “The Transactions— EchoStar Background and Considerations— Opinion of EchoStar’s Financial Advisor.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

By:	/s/ DEUTSCHE BANK SECURITIES INC. _______________________________________ DEUTSCHE BANK SECURITIES INC. (formerly Deutsche Banc Alex. Brown Inc.)